UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

NET TALK.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-53668	20-4830633
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

1100 NW 163rd Drive, Suite 3, N. Miami Beach, Florida 33169
(Address of principal executive offices)           (Zip code)

(305) 621-1200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2011 we entered into a Security Purchase Agreement with an accredited institutional investor.  Pursuant to the agreement, one or more 10% Senior Secured Debentures with principal amount of up to $5,000,000 in the aggregate may be executed.  We issued a $3,500,000, 10% Senior Debenture , in exchange for funding of $3,500,000, leaving  a balance of $1,500,000 to be funded at the discretion of the investor in the future in exchange for 10% Senior Secured Debentures  pursuant to the attached agreements.

Item 3.02 Sale of Unregistered Securities

Warrant No. E-4 to purchase 10,000,000 shares of Common stock of Nettalk.com, Inc.  The Series E-4 Common Stock Purchase Warrant certifies that, for value received, Vicis Capital Master Fund is entitled to subscribe for and purchase from NetTalk.com, Inc. up to 10,000,000 shares (“Warrant Shares”) of Common Stock, par value $0.001 per share, of the Company’s common stock.

The Company is relying on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of these securities, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the holders of the securities as “accredited investors” as defined in Regulation D under the Securities Act.

The preceding is a summary of the terms of the transaction(s) described, and is qualified in its entirety by reference to the actual instruments and agreements, previously filed and reported.

Item 9.01 Financial Statements and Exhibits:

9.01(1)	Securities Purchase Agreement
9.01(2)	$3,500,000 10% Senior Secured Debenture
9.03(3)	Series E-4 Common Stock Purchase Warrant
9.04(4)	Third Amended and Restated Security Agreement
9.05(5)	Registration Rights Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Net Talk.com, Inc.

By:	/s/ Anastasios Kyriakides
Name: Anastasios Kyriakides
Title: Chief Executive Officer and President
Dated: September 30, 2011